Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of Dominion Energy, Inc. (Dominion Energy) consist of a condensed consolidated balance sheet at December 31, 2017 and a consolidated statement of income for the year ended December 31, 2017, which reflect Dominion Energy’s anticipated acquisition of SCANA Corporation (SCANA), expected to occur by the end of 2018. The unaudited pro forma consolidated financial statements included herein have been derived from the following historical financial statements:

•	the audited financial statements of Dominion Energy for the year ended December 31, 2017; and

•	the audited financial statements of SCANA for the year ended December 31, 2017.

On January 2, 2018, Dominion Energy entered into an Agreement and Plan of Merger (the merger agreement) with SCANA, which provides for a stock-for-stock merger in which SCANA shareholders would receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. Following completion of the merger, SCANA would operate as a wholly-owned subsidiary of Dominion Energy.

The pro forma adjustments have been prepared as if the acquisition of SCANA occurred on December 31, 2017 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2017 in the case of the unaudited pro forma consolidated statement of income. The unaudited pro forma consolidated financial statements should be read in conjunction with the related notes, which are included herein, the financial statements and notes included in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2017 and the financial statements and notes included in SCANA’s Annual Report on Form 10-K for the year ended December 31, 2017.

The unaudited pro forma consolidated financial statements do not necessarily reflect what Dominion Energy’s financial position and results of operations would have been if it had owned SCANA during the periods presented. In addition, they are not necessarily indicative of its future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to Dominion Energy’s acquisition of SCANA, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated statement of income, expected to have a continuing impact on Dominion Energy. The actual adjustments may differ from the pro forma adjustments.

The unaudited pro forma consolidated financial statements give effect to Dominion Energy’s acquisition of SCANA for total consideration consisting of the right to receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. While additional financing, either through the issuance of common stock or debt, may be required by Dominion Energy to fund certain provisions proposed to the Public Service Commission of South Carolina (SCPSC) in connection with the merger agreement, such financing transactions have not been reflected in the unaudited pro forma consolidated financial statements due to the uncertainty of such plans at this point in time.

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT DECEMBER 31, 2017

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$120	$409	$—		$529
Customer receivables	1,660	624	(9	) (q)	2,275
Other receivables	126	303	—		429
Inventories	1,477	304	—		1,781
Regulatory assets	294	41	—		335
Other	657	170	—		827

Total current assets	4,334	1,851	(9)		6,176

Investments
Nuclear decommissioning trust funds	5,093	136	—		5,229
Investment in equity method affiliates	1,544	22	—		1,566
Other	327	46	—		373

Total investments	6,964	204	—		7,168

Property, Plant and Equipment
Property, plant and equipment	74,823	16,339	250	(n)	91,279
			(133	) (f)
Accumulated depreciation, depletion and amortization	(21,065)	(5,631)	133	(f)	(26,563)

Total property, plant and equipment, net	53,758	10,708	250		64,716

Deferred Charges and Other Assets
Goodwill	6,405	210	2,019	(g)	8,634
Regulatory assets	2,480	5,580	(676	) (e)	7,384
Other	2,644	186	144	(i)	2,974

Total deferred charges and other assets	11,529	5,976	1,487		18,992

Total assets	$76,585	$18,739	$1,728		$97,052

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT DECEMBER 31, 2017

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Securities due within one year	$3,078	$727	$—		$3,805
Short-term debt	3,298	350	—		3,648
Accounts payable	875	438	59	(b)	1,363
			(9	) (q)
Accrued interest, payroll and taxes	848	304	—		1,152
Regulatory liabilities	193	13	1,300	(c)	1,644
			138	(d)
Other	1,344	281	64	(j)	1,736
			37	(h)
			6	(n)
			4	(k)

Total current liabilities	9,636	2,113	1,599		13,348

Long-Term Debt
Long-term debt	25,588	5,906	47	(l)	31,546
			5	(l)
Junior subordinated notes	3,981	—	—		3,981
Remarketable subordinated notes	1,379	—	—		1,379

Total Long-term debt	30,948	5,906	52		36,906

Deferred Credits and Other Liabilities
Deferred income taxes and investment tax credits	4,523	1,261	(384	) (o)	5,400
Regulatory liabilities	6,916	3,059	(1,095	) (c)	9,317
			437	(d)
Other	5,192	1,145	244	(n)	6,608
			16	(k)
			11	(j)

Total deferred credits and other liabilities	16,631	5,465	(771)		21,325

Total liabilities	57,215	13,484	880		71,579

Commitments and Contingencies
Equity
Common stock - no par	9,865	2,390	(2,390	) (m)	17,131
			7,266	(a)
Retained earnings	7,936	2,915	(2,915	) (m)	6,773
			(676	) (e)
			(575	) (d)
			(205	) (c)
			(59	) (b)
			(20	) (k)
			(16	) (h)
			388	(o)
Accumulated other comprehensive loss	(659)	(50)	50	(p)	(659)

Total common shareholders’ equity	17,142	5,255	848		23,245

Noncontrolling interests	2,228	—	—		2,228

Total equity	19,370	5,255	848		25,473

Total liabilities and equity	$76,585	$18,739	$1,728		$97,052

DOMINION ENERGY, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

	Dominion Energy	SCANA	Pro Forma Adjustments		Dominion Energy Pro Forma
(millions, except per share amounts)
Operating Revenue	$12,586	$4,407	$64	(j)	$16,998
			(59	) (q)

Operating Expenses
Electric fuel and other energy-related purchases	2,301	661	(8	) (q)	2,954
Purchased electric capacity	6	13	—		19
Purchased gas	701	1,156	(51	) (q)	1,806
Other operations and maintenance	2,875	737	—		3,612
Impairment loss	—	1,118	—		1,118
Depreciation, depletion and amortization	1,905	382	46	(i)	2,333
Other taxes	668	264	—		932

Total operating expenses	8,456	4,331	(13)		12,774

Income from operations	4,130	76	18		4,224

Other income	165	56	—		221
Interest and related charges	1,205	363	(19	) (l)	1,548
			(1	) (l)

Income (loss) from operations including noncontrolling interests before income tax benefit	3,090	(231)	38		2,897
Income tax benefit	(30)	(112)	15	(o)	(127)

Net Income (Loss) Including Noncontrolling Interests	3,120	(119)	23		3,024
Noncontrolling Interests	121	—	—		121

Net Income (Loss) Attributable to Dominion Energy	$2,999	$(119)	$23		$2,903

Average shares of common stock outstanding - basic	636.0	142.9	(47.3	) (r)	731.6
Average shares of common stock outstanding - diluted	636.0	142.9	(47.3	) (r)	731.6
Earnings (Loss) Per Common Share - Basic	$4.72	$(0.83)			$3.97
Earnings (Loss) Per Common Share - Diluted	$4.72	$(0.83)			$3.97

DOMINION ENERGY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements included herein have been derived from the following historical financial statements:

•	the audited financial statements of Dominion Energy for the year ended December 31, 2017; and

•	the audited financial statements of SCANA for the year ended December 31, 2017.

On January 2, 2018, Dominion Energy entered into the merger agreement with SCANA, which provides for a stock-for-stock merger in which SCANA shareholders would receive 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock. Following completion of the merger, SCANA would operate as a wholly-owned subsidiary of Dominion Energy.

The pro forma adjustments have been prepared as if the acquisition of SCANA occurred on December 31, 2017 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2017 in the case of the unaudited pro forma consolidated statement of income for the year ended December 31, 2017. The adjustments give pro forma effect to events that are (i) directly attributable to Dominion Energy’s acquisition of SCANA, (ii) factually supportable, and (iii) with respect to the unaudited pro forma consolidated statement of income, expected to have a continuing impact on Dominion Energy. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transaction, and that the pro forma adjustments in the unaudited pro forma consolidated financial statements give appropriate effect to the assumptions. The effects on the unaudited pro forma consolidated financial statements of the transaction described above are more fully described in Note 4.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed in preparing the unaudited pro forma consolidated financial statements are those used by Dominion Energy as set forth in the audited historical financial statements and notes of Dominion Energy included in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed. The unaudited pro forma consolidated financial statements reflect any adjustments known at this time to conform SCANA’s historical financial information to Dominion Energy’s significant accounting policies based on Dominion Energy’s review of SCANA’s summary of significant accounting policies, as disclosed in the SCANA historical financial statements incorporated by reference, and preliminary discussions with SCANA’s management. Upon completion of the merger and a more comprehensive comparison and assessment, additional differences may be identified.

NOTE 3. PRELIMINARY PURCHASE PRICE AND PRELIMINARY PURCHASE PRICE ALLOCATION

Preliminary Purchase Price

The merger agreement provides that each outstanding share of SCANA common stock will be converted into the right to receive 0.6690 of a share of Dominion Energy common stock.

The fair value of the purchase consideration expected to be transferred on the closing date includes the value of the estimated equity consideration (including the value attributable to the consideration transferred of replacement stock compensation awards). The fair value per share of Dominion Energy common stock was assumed for pro forma purposes to be $75.99 per share, which was the closing price of Dominion Energy’s common stock on February 26, 2018, and may change significantly between these unaudited pro forma consolidated financial statements and the closing of the acquisition. The accompanying unaudited pro forma condensed consolidated balance sheet reflects an estimated preliminary purchase price of approximately $7.3 billion.

The preliminary purchase price for the merger is estimated as follows:

(millions, except exchange ratio and closing price)
SCANA shares outstanding at December 31, 2017	142.9
Exchange ratio (per SCANA share)	0.6690

Estimated total shares Dominion Energy common stock to be issued	95.6
Closing price of Dominion Energy common stock on February 26, 2018	75.99

Estimated equity portion of purchase price	$7,266
Estimated equity compensation	$21

Total estimated purchase price	$7,287

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of SCANA are recorded at fair value on the acquisition date and added to those of Dominion Energy. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition between Dominion Energy and SCANA. Significant portions of SCANA’s operations are subject to the rate-setting authority of the Federal Energy Regulatory Commission, SCPSC or North Carolina Utilities Commission. The carrying values of the assets and liabilities subject to regulatory accounting under U.S. generally accepted accounting principles, including property, plant and equipment, are considered to approximate the fair values. A fair value adjustment has not been included for SCANA’s pension and other postretirement benefit obligations, which could vary by a significant amount due to potential changes in discount rates, return on plan assets or other assumptions surrounding the determination of these obligations. At this time, Dominion Energy management does not have sufficient information to record any adjustments to measure legal contingencies at fair value or at a reasonably estimable amount. The final purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the acquisition, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table provides a summary of the preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of SCANA, based on SCANA’s consolidated balance sheet at December 31, 2017, with all excess value over consideration paid recorded as goodwill.

(millions)
Total current assets	$1,851
Investments	204
Property, plant and equipment	10,708
Goodwill	2,229
Regulatory assets	5,580
Other deferred charges and other assets, including intangible assets	330

Total assets	20,902

Total current liabilities	2,177
Long-term debt	5,958
Deferred tax liabilities	1,265
Regulatory liabilities	3,059
Other deferred credits and other liabilities	1,156

Total liabilities	13,615

Total estimated purchase price	$7,287

NOTE 4. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The following transactions are directly attributable to Dominion Energy’s acquisition of SCANA.

(a)	Reflects the issuance of 95.6 million shares of Dominion Energy common stock to SCANA shareholders as consideration for the acquisition. The number of shares of Dominion Energy common stock was calculated based on 142.9 million shares of SCANA common stock outstanding at December 31, 2017 multiplied by the 0.6690 exchange ratio per the merger agreement. Based on the closing price of Dominion Energy’s common stock at February 26, 2018 of $75.99, such consideration is calculated to have a value of $7.3 billion, as shown in Note 3 above.

(b)	Reflects the accrual of $59 million in estimated transaction costs associated with the acquisition of SCANA by Dominion Energy, including audit, legal and advisory fees.

(c)	Reflects an up-front, one-time rate credit totaling $1.3 billion to all current retail electric service customers of South Carolina Electric & Gas Company (SCE&G) to be paid within 90 days of the closing of the merger, as proposed to the SCPSC, through the reclassification of $1.1 billion of an existing regulatory liability from noncurrent to current and the accrual of an additional $205 million to current regulatory liabilities. The impact of this up-front, one-time rate credit has not been reflected in the unaudited pro forma consolidated statement of income as the $205 million charge is nonrecurring.

(d)	Reflects the accrual of a $575 million refund of amounts previously collected from retail electric customers of SCE&G to be credited over an estimated eight-year period following the merger, as proposed to the SCPSC. The allocation between current and noncurrent regulatory liabilities has been determined based on the expected portion to be credited to customer bills. The impact of this refund has not been reflected in the unaudited pro forma consolidated statement of income as the $575 million charge is nonrecurring.

(e)	Reflects the write-down of $676 million of existing regulatory assets associated with the New Nuclear Development Project under which SCANA and the South Carolina Public Service Authority undertook to construct two (2) Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina which SCE&G will not seek recovery of following the merger, as proposed to the SCPSC. The impact of this write-down has not been reflected in the unaudited pro forma consolidated statement of income as the $676 million charge is nonrecurring.

(f)	Reflects the presentation of nonregulated property, plant and equipment at estimated fair value and the removal of historical accumulated depreciation. For the purposes of the preliminary purchase price allocation in Note 3, the estimated fair value is equal to the carrying value.

(g)	Reflects the excess of Dominion Energy’s consideration paid of approximately $2.2 billion over the amount of identifiable assets and liabilities assumed in the transaction (goodwill) as shown in Note 3 above. In addition, this reflects the removal of SCANA’s previously recorded goodwill.

(h)	Reflects the estimated settlement of all outstanding SCANA equity compensation awards at the time of the merger, calculated based on an estimated share price of $50.84, which is 0.6690 percent of the share price of Dominion Energy’s common stock at closing on February 26, 2018 of $75.99, and allocated between compensation considered to be service provided prior to the merger ($21 million) and expense to be recognized after the merger ($16 million). The impact of this charge has not been reflected in the unaudited pro forma consolidated statement of income as it is nonrecurring.

(i)	Reflects an intangible asset for the value of customer relationships estimated to be $144 million with a weighted average useful life of approximately three (3) years included within the preliminary purchase price allocation in Note 3. Amortization is based on the expected pattern of economic benefit, estimated to be $46 million, $31 million, $21 million, $14 million and $10 million over the five (5)-year period following the acquisition.

(j)	Reflects a contract liability for the unfavorable terms of an existing contract estimated to be $75 million with a 14-month useful life included within the preliminary purchase price allocation in Note 3. Estimated amortization of this liability is $64 million for the year ended December 31, 2017.

(k)	Reflects an increase in current liabilities for incremental charitable contributions committed to by Dominion Energy under the terms of the merger agreement of $20 million, $4 million of which is considered a current liability. The impact of this charge has not been reflected in the unaudited pro forma consolidated statement of income as it is nonrecurring.

(l)	Reflects the fair value adjustment of long-term debt of $47 million, on a weighted average maturity of approximately three (3) years, and the write-off of $5 million of unamortized debt issuance costs included within the preliminary purchase price allocation in Note 3. Estimated amortization of the fair value premium, and the elimination of the recorded debt issuance cost amortization, is $19 million and $1 million for the year ended December 31, 2017, respectively.

(m)	Reflects the elimination of SCANA’s historical shareholders’ equity.

(n)	This pro forma adjustment conforms SCANA’s accounting for asset retirement obligations (AROs) to the methodology used by Dominion Energy. The cash flows used to measure Dominion Energy’s pipeline AROs reflect the cost and timing of activities legally required to retire component sections of pipeline as they are removed from service. The cash flows previously used to measure SCANA’s pipeline AROs are those legally required to retire the entire pipeline system at one point in time. As a result of this change in accounting estimate, Dominion Energy recorded an increase of $250 million to property, plant and equipment and increases of $6 million and $244 million to current and noncurrent other liabilities, respectively.

(o)	Reflects income taxes on pro forma adjustments based on an estimated statutory tax rate of 25.0% for the unaudited pro forma condensed consolidated balance sheet and an estimated statutory tax rate of 38.3% for the unaudited pro forma consolidated statement of income. The unaudited pro forma condensed consolidated balance sheet includes adjustments related to the preliminary purchase price allocation ($4 million) and related to pro forma adjustment impacting retained earnings ($388 million).

(p)	Reflects the elimination of SCANA’s historical accumulated other comprehensive loss.

(q)	Reflects the elimination of transactions between Dominion Energy and SCANA, primarily for the purchase and sale of natural gas transportation, included in each company’s historical financial statements.

(r)	Reflects the elimination of the SCANA common stock offset by the issuance of 95.6 million shares of Dominion Energy common stock as discussed in tickmark (a).